Exhibit 99.1

N E W S R E L E A S E

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

CRESTVIEW HILLS, KENTUCKY, April 20, 2007 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the first quarter of 2007. For the first quarter the Company reported a decrease in diluted net income per share of 3%, as compared to the same period in 2006. Highlighting the first quarter results were an increase in total revenue of 14% and increases in loans and deposits of 10% each, as compared to the first quarter of 2006. Offsetting these increases was approximately $500,000 in expenses relating to the improvement of a repossessed property and a $250,000 increase to the Bank’s provision for loan losses.

A summary of the Company’s results follows:

First Quarter ended March 31,	2007	2006	Change
Net income	$2,157,000	$2,266,000	(5)%
Net income per share, basic	$0.37	$0.39	(5)%
Net income per share, diluted	$0.37	$0.38	(3)%

Net interest income increased $608,000 or 7% in the first quarter of 2007, as compared to the same period in 2006, while the net interest margin decreased from 3.82% in the first quarter of 2006 to 3.71% in the first quarter of 2007. The decrease reflects the continued margin pressures resulting from the flat or inverted yield curve environment. The provision for loan losses increased by $250,000 (63%) in the first quarter of 2007 as compared to the same period in 2006. This increase was the result of a specific reserve established for an impaired loan. The Company’s non-performing loans as a percentage of total loans were .70% at March 31, 2007, which was well below the level as of March 31, 2006, when the percentage was 1.22% and the annualized net charge offs to average loans decreased from .33% in the first quarter of 2006 to .11% in the first quarter of 2007.

Non-interest income increased 34% ($824,000) in the first quarter of 2007, as compared to the same period in 2006, while non-interest expense increased 20% ($1,399,000) from the same period last year. Contributing to the increase in non-interest income was service charges and fees (up $721,000, 64%). Contributing to the increase in service charge income was increased revenue from the Bank’s new overdraft program that was implemented in the third quarter of 2006. This program allows qualified customers the courtesy of paying items that overdraw the account up to a set limit. The largest increases in non-interest expense were in expenses related to repossessed properties, which increased $476,000. These expenses were primarily the result of certain improvements made to a repossessed commercial office building.

Total assets were $1,048,395,000 at the end of the first quarter of 2007, which was $97 million or 10% higher than the same date a year ago. Total loans grew $72 million or 10% from March of 2006 and were funded by an increase in deposits of $81 million or 10%.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

First Quarter Comparison

	3/31/07	3/31/06	% Change
Income Statement Data
Net interest income	$8,767	$8,159	7%
Provision for loan losses	650	400	63%
Service charges and fees	1,850	1,129	64%
Gains on the sale of mortgage loans	192	239	(20)%
Other non-interest income	1,230	1,080	14%
Salaries and employee benefits expense	4,035	3,617	12%
Occupancy and equipment expense	1,087	979	11%
Other non-interest expense	3,175	2,302	38%
Net income	2,157	2,266	(5)%
Per Share Data
Basic earnings per share	$0.37	$0.39	(5)%
Diluted earnings per share	0.37	0.38	(3)%
Cash dividends declared	0.22	0.18	22%
Earnings Performance Data
Return on equity	10.00%	11.37%	(137	)bps
Return on assets	.84%	.97%	(13	)bps
Net interest margin	3.71%	3.82%	(11	)bps

	3/31/07	3/31/06	% Change
Balance Sheet Data
Investments	$113,959	$106,153	7%
Total loans	818,582	746,211	10%
Allowance for loan losses	7,342	7,389	(1)%
Total assets	1,048,395	951,432	10%
Total deposits	908,458	827,719	10%
Total borrowings	41,950	35,534	18%
Stockholders’ equity	87,591	80,528	9%
Asset Quality Data
Allowance for loan losses to total loans	.90%	.99%
Non-performing loans to total loans	.70%	1.22%
Annualized charge-offs to average loans	.11%	.33%

Five-Quarter Comparison

	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Income Statement Data
Net interest income	$8,767	$8,964	$8,627	$8,543	$8,159
Provision for loan losses	650	400	500	400	400
Service charges and fees	1,850	1,912	1,706	1,229	1,129
Gains on the sale of mortgage loans	192	338	259	220	239
Other non-interest income	1,230	1,388	1,163	1,125	1,080
Salaries and employee benefits expense	4,035	3,919	3,696	3,718	3,617
Occupancy and equipment expense	1,087	1,057	1,022	1,018	979
Other non-interest expense	3,175	2,731	2,525	2,558	2,302
Net income	2,157	3,064	2,742	2,380	2,266
Per Share Data
Basic earnings per share	$0.37	$0.53	$0.47	$0.41	$0.39
Diluted earnings per share	0.37	0.52	0.47	0.41	0.38
Cash dividends declared	0.22	0.00	0.20	0.00	0.18
Earnings Performance Data
Return on equity	10.00%	14.16%	12.93%	11.73%	11.37%
Return on assets	.84%	1.19%	1.13%	1.00%	.97%
Net interest margin	3.71%	3.80%	3.91%	3.94%	3.82%

	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Balance Sheet Data
Investments	$113,959	$118,954	$73,685	$72,801	$106,153
Total loans	818,582	814,101	809,526	787,807	746,211
Allowance for loan losses	7,342	6,918	6,747	7,650	7,389
Total assets	1,048,395	1,051,563	976,453	957,144	951,432
Total deposits	908,458	914,427	812,766	808,068	827,719
Total borrowings	41,950	39,867	70,426	58,485	35,534
Stockholders’ equity	87,591	86,883	84,600	82,895	80,528
Asset Quality Data
Allowance for loan losses to total loans	.90%	.85%	.83%	.97%	.99%
Non-performing loans to total loans	.70%	.61%	.59%	.77%	1.22%
Annualized charge-offs to average loans	.11%	.30%	.37%	.20%	.33%

About BKFC

BKFC, a bank holding company with assets of approximately $1,048 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-seven branch locations and thirty-nine ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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